Contact:	Dennis E. Nixon	Rosanne Palacios
	Chairman & CEO	International Bancshares Corporation
	International Bancshares Corporation	(956) 726-6636
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 6, 2002—International Bancshares Corporation (Nasdaq:IBOC - News) today reported earnings of $41.9 million or $1.30 per share — basic ($1.27 per share diluted) for the first six months of 2002 compared to $41.5 million or $1.25 per share — basic ($1.23 per share diluted) in the corresponding 2001 period.  The per share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 20, 2002.  Earnings for the second quarter of 2002 were $19.6 million or $.61 per share - basic ($.59 per share - diluted) compared to $19.9 million or $.60 per share - basic ($.58 per share - diluted) in the corresponding 2001 period.

The second quarter earnings take into account a $2.4 million, after tax, write down recognized by the Company against its investment in the Aircraft Finance Trust (“AFT”) and a $5.1 million, after tax, impairment charge due to the adoption of Statement of Financial Accounting Standards Board No. 142  “Goodwill and Other Intangible Assets” (“SFAS 142”).  Management believes its investment in AFT has been impaired by the events of September 11 and the impact on the airline industry, including declines in air travel and continued reduced demand for commercial aircraft. The Company, therefore, concluded that the $2.4 million write down was appropriate. In accordance with the transition provisions of SFAS 142, as of June 30, 2002, the Company has completed its assessment of whether there is an indication that goodwill is impaired as of the date of adoption.  As a result of the assessment, the Company has determined that a goodwill impairment loss is probable and has estimated that the amount of impairment is $5.1 million, after tax.  The Company has recorded the impairment charge as of June 2002.

Without the effects of the second quarter write down and goodwill impairment charge, earnings for the second quarter would have been $27.1 million which would have represented a 32% increase over the second quarter of 2001, taking into effect the amortization of goodwill that was discontinued upon the adoption of SFAS 142.

“I’m very pleased with the continued growth in core earnings,” said Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation. “The Company has continued to improve its core earnings in the second quarter clearly reflecting the Company’s commitment to superior earnings.”

Total assets at June 30, 2002 were $6.7 billion compared to $5.8 billion at June 30, 2001. Total net loans at June 30, 2002, were $2.6 billion compared to $2.3 billion at June 30, 2001. Deposits at June 30, 2002, were $4.3 billion compared to $3.8 billion at June  30, 2001.

IBC is a $6.7 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and over 190 ATMs serving 40 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.